Exhibit 99.1

[DIATECT INTERNATIONAL CORPORATION LETTERHEAD]

September 15, 2008

Name

Address

City, State

Dear {Shareholder},

This letter is my first update to the shareholders of Diatect International, Inc. (OTC BB:DTCT). It has been almost two months since the official announcement that I joined the Diatect team as Chief Executive Officer. I accepted this opportunity because I believe that Diatect is a company with excellent products and substantial unrealized potential. I also believe that the past does not truly reflect the future.

I want to share with you my vision for the company, the positive results we are achieving, and the steps being taken by Diatect to capitalize on the many developing opportunities that lay ahead of us in this rapidly changing and dynamic marketplace.

As background information, I have more than 30 years of sales and marketing experience. I was vice president of sales and marketing for Zemex Industrial Minerals where I built and established market distribution networks, led cost-cutting initiatives and boosted sales to record levels for the company. I went on to become President of the company. In 2006, I accepted the position of vice president of sales and marketing at Preferred Rubber Compounding, an industrial custom rubber processing company with $100 million in sales. I am a graduate of Salve Regina College, Norwich University and I received my Masters in Business Administration from the Wharton School at the University of Pennsylvania.

As you know, Diatect manufactures and sells world class “green” insecticides for three primary markets: agriculture, home and garden, and commercial establishments (schools, hotels, apartments, office buildings, etc). The “green market” has never been stronger with the demand for organic foods and concern for the environment increasing each month. In addition, the public’s awareness of major insect infestations is being fueled by the national press. For example, a recent article in USA Today focused on the alarming bed bug problem at major universities in the United States. We believe the markets for Diatect’s products are strong and will become stronger in the years to come.

As Chief Executive Officer, my mandate is to grow the business by taking advantage of the market conditions for our eco-friendly products. My primary objective is to build an efficient and profitable business, which will be beneficial to our shareholders. To this end, we are making operational changes to improve our efficiency and to lower our costs. We are also initiating marketing programs that may improve our success. For example, in July, we changed the policy on shipping charges and we now are charging our customers for shipping. This converted a monthly expense into a source of profit. We have also improved the focus of our internet advertising that has resulted in a fourfold improvement in that segment’s contribution margin. Improvements in our call center are producing positive results. In addition, we are reducing our overhead expenses through attrition.

We are re-organizing our efforts in the agriculture market by placing greater emphasis on distributors and professional pesticide advisors. These are the insecticide decision-makers in agriculture. We will increase our marketing efforts in this area throughout the winter to improve our market position by the spring planting season. We also anticipate marketing activities in the poultry industry. The most damaging bug problem in this industry is the darkling beetle, a pest that has not been successfully controlled. We believe our products will be effective as we enter this market.

We intend to increase our retail marketing with literally tens of thousands of outlets that can carry our products. We anticipate with the recent improvements to our direct contact program new retail outlets will increase. Our goal is to establish supply agreements with major distributors and large retail chains. Acceptance of Diatect products at this level may lead to national distribution and sales growth.

We believe Diatect’s awareness in the investment community is increasing. Diatect is now listed on the Frankfurt Stock Exchange with the trading symbol DI8. I also encourage you to review the research report that was recently released by AMI Research. This report presents an analysis of our company and its potential. (http://www.diatect.com/dtct-ami-report-hq.pdf)

Diatect International has expanded the Board of Directors bringing greater experience and leadership to our company. The new members are Phil Ellett, former President of Ingram Micro where he was responsible for a $20 billion operation; Frank Sanchez, former Assistant Secretary of Transportation in the Clinton Administration; David Carlile, a successful entrepreneur and turnaround expert; and Tim White, a retired Air Force Brigadier General, Cleveland, Ohio news anchor and an Emmy award winner. We are also very fortunate to have Javvis Jacobson of Beehive Credit Union who is continuing his Board participation.

Diatect has added Robert Rudman as Chief Financial Officer. Robert has considerable experience with public companies. Diatect intends to be in full compliance with all SEC reporting requirements. Robert is also working closely with Aspen Capital Partners, LLC as more capital resources may be required to fund the company’s business plan and to achieve its full potential.

I believe that we are now taking the necessary actions to improve the company’s overall performance. I look forward to providing you with updates of our revenues and positive results. Finally, I sincerely appreciate your support of Diatect.

Regards,

F. Patrick Carr

Chief Executive Officer

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This shareholder letter may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.